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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: April 30, 1997
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Morgan Stanley Group Inc.                 Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Grove Real Estate Asset Trust (GRE)  (Month/Day/Year)
     (Last)     (First)     (Middle)           March 14, 1997               ------------------------------------
    1585 Broadway                             ----------------------------  5. Relationship of Reporting     7.  Individual or
----------------------------------------   3. IRS or Social Security          Person to Issuer                   Joint/Group Filing
             (Street)                         Number of Reporting           (Check all applicable)               (check applicable
                                              Person (Voluntary)         ----- Director    X      10% Owner      box)
                                                                                          -----                   X   Form filed
    New York, New York  10036                                            ----- Officer    -----   Other          ---  by One
--------------------------------------     ----------------------------  (give title below)       (specify            Reporting
      (City)      (State)      (Zip)                                                              below)              Person
                                                                                                                      Form filed by
                                                                               ---------------------------       ---- more than One
                                                                                                                      Reporting
                                                                                                                      Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Shares of Beneficial Interest         494,949                         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (8/92)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:
                                                                                     Morgan Stanley Group Inc.
**Intentional misstatements or omissions of facts constitute Federal Criminal        /s/ Edward Johnsen               March 24, 1997
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             -------------------------------  --------------
                                                                                     Name:  Edward Johnsen                 Date
Note. File three copies of this Form, one of which must be manually signed.          Title: Authorized Representative
  If space provided is insufficient, See Instruction 6 for procedure.                **Signature of Reporting Person

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                                                                                                                 SEC 1473 (8/92)
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